Exhibit 99.1

The Beauty Health Company Reminds Investors of Redemption of Public Warrants

Approximately 8.47 million public warrants remain unexercised as of October 18, 2021

Long Beach, Calif., October 19, 2021 – The Beauty Health Company ("BeautyHealth" or the "Company"; NASDAQ:SKIN), a global category-creator in beauty health leading the charge with its flagship brand HydraFacial, today announced that as of October 18, 2021, approximately 6.86 million of the total approximately 15.33 million warrants (“Public Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated September 29, 2020, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agent”), as warrant agent (the “Warrant Agreement”), as part of the units sold in the Company’s initial public offering (the “IPO”), had been exercised.

As previously announced on October 4, 2021, the Company provided notice to the holders of Public Warrants that such Public Warrants will be redeemed on November 3, 2021 in accordance with their terms. Holders of the Public Warrants have until 5:00 p.m. New York City time on November 3, 2021 to exercise their Public Warrants. Warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO and that are still held by the initial holders thereof or their permitted transferees (the “Private Warrants”) are not subject to the redemption.

As a courtesy, the Company would like to remind any remaining holders of Public Warrants that if any of the remaining approximately 8.47 million Public Warrants are not exercised prior to 5:00 p.m. New York City time on November 3, 2021, such unexercised Public Warrants will be void and no longer exercisable, and the holders of those Public Warrants will be entitled to receive only the redemption price of $0.10 per Public Warrant.

Questions concerning redemption and exercise of the Public Warrants can be directed to either (a) Continental Stock Transfer & Trust Company, at 1 State Street, 30th Floor, New York, New York 10004, Attention: Compliance Department, telephone number: (212) 509-4000; email: cstmail@continentalstock.com; or (b) our information agent, Morrow Sodali LLC, at 470 West Avenue, Stamford, CT 06902, telephone number: (800) 662-5200; email: SKIN.info@investor.morrowsodali.com.

None of the Company, its board of directors or employees has made or is making any representation or recommendation to any holder of the Public Warrants as to whether to exercise or refrain from exercising any Public Warrants.

The shares of Common Stock underlying the Public Warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-257995). The SEC maintains an Internet website that contains a copy of the related prospectus. The address of that site is www.sec.gov.

For a copy of the notice of redemption sent to the holders of the Public Warrants and a prospectus relating to the shares of Common Stock issuable upon exercise of the Public Warrants, please visit our investor relations website at https://investors.beautyhealth.com/.

No Offer or Solicitation
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About The Beauty Health Company
BeautyHealth is a category-creating beauty health company focused on bringing innovative products to market. Our flagship brand, HydraFacial, is a non-invasive and approachable beauty health platform and ecosystem with a powerful community of estheticians, consumers and partners, bridging medical and consumer retail to democratize and personalize skin care solutions for the masses. Leading the charge in beauty health as a category-creator, HydraFacial uses a unique delivery system to cleanse, extract, and hydrate with their patented hydradermabrasion technology and super serums that are made with nourishing ingredients, providing an immediate outcome and creating an instantly gratifying glow in just three steps and 30 minutes. HydraFacial® and Perk™ products are available in over 87 countries with over 18,000 Delivery Systems globally and millions of treatments performed each year.

Forward-Looking Statements
Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. The absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including but not limited to the risks and uncertainties set forth in the Company’s filings with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
ICR, Inc.
Investors: Dawn Francfort
Email: BeautyHealthIR@icrinc.com
Press: Alecia Pulman
Email: alecia.pulman@icrinc.com
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